                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CWM MORTGAGE HOLDINGS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF CWM MORTGAGE HOLDINGS, INC.]                             April 3, 1995

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of CWM Mortgage Holdings, Inc. (the "Company"). The meeting will be held on May 17, 1995 at 10:00 a.m. at the Pasadena Hilton, 150 South Los Robles, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  We hope you can attend the Annual Meeting. It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ DAVID S. LOEB
                                          ------------------------------------
                                          David S. Loeb
                                          Chairman of the Board

                          CWM MORTGAGE HOLDINGS, INC.
                              35 NORTH LAKE AVENUE
                                 P.O. BOX 7211
                        PASADENA, CALIFORNIA 91109-7311

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1995

                               ----------------

To the Stockholders of CWM MORTGAGE HOLDINGS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of CWM Mortgage Holdings, Inc. (the "Company") will be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 17, 1995 at 10 a.m., Los Angeles time, for the following purposes:

    1. To elect the Board of Directors for the ensuing year;

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60 million to 100 million shares;

    3. To approve the selection by the Board of Directors of Grant Thornton as independent accountants for the Company for the year ending December 31, 1995; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of the Company has selected March 24, 1995 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ RICHARD H. WOHL
                                          -----------------------------------
                                          Richard H. Wohl
                                          Secretary

APRIL 3, 1995

                          CWM MORTGAGE HOLDINGS, INC.
                             35 NORTH LAKE AVENUE
                                 P.O. BOX 7211
                        PASADENA, CALIFORNIA 91109-7311

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1995

  This Proxy Statement is furnished to stockholders of CWM Mortgage Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1995 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 17, 1995, at 10 a.m. or at any adjournment thereof. The Company expects to mail the proxy solicitation materials for the Annual Meeting on or about April 7, 1995.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $6,000 plus reimbursement for certain expenses. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

  A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated signed proxy or other written notice of revocation to the Company. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of Proposals One through Three described herein.

  Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. In accordance with Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

  Only holders of the Company's shares of common stock, par value $.01 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. Each holder of record of Common Stock at the close of business on March 24, 1995 is entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 40,393,656 shares of Common Stock outstanding and entitled to one vote per share.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company currently has five directors. The five current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. In the event any nominee becomes unavailable for any reason, an event the Board of Directors does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board of Directors to replace the nominee.

  The Bylaws of the Company provide that the majority of the members of the Board of Directors and any committee of the Board of Directors will at all times be "Unaffiliated Directors," defined as persons who are not "Affiliates" of Countrywide Asset Management Corporation (the "Manager"), the Company's manager and a wholly owned subsidiary of Countrywide Credit Industries, Inc. ("Countrywide Credit"). The term "Affiliate" of another person is defined in the Company's Bylaws to mean any person directly or indirectly owning, controlling, or holding with power to vote 5% or more of the outstanding voting securities of such other person or of any person directly or indirectly controlling, controlled by or under common control with such other person; any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other person; any person directly or indirectly controlling, controlled by or under common control with such other person, and any officer, director, partner or employee of such other person. The term "person" includes a natural person, a corporation, partnership, trust, company or other entity.

  The following table sets forth certain information regarding each of the nominees and the stock ownership of certain named executive officers:

                                          YEAR      SHARES OF COMMON
                                         FIRST        STOCK OWNED       PERCENT
                                        BECAME A    BENEFICIALLY AS       OF
   NAME                             AGE DIRECTOR OF MARCH 1, 1995(1)(2)  CLASS
   ----                             --- -------- ---------------------- -------
   David S. Loeb...................  71   1985          255,600(3)          *
   Angelo R. Mozilo................  56   1985          175,431(4)          *
   Lyle E. Gramley(5)..............  68   1993           60,425(6)          *
   Thomas J. Kearns(5).............  56   1990          102,000             *
   Frederick J. Napolitano(5)......  65   1985          166,400             *

   Michael W. Perry................  --    --            85,000             *
   Richard H. Wohl.................  --    --               --            --
   Carmella L. Grahn...............  --    --               --            --
   Kellie A. Johnson...............  --    --             1,500             *
   S. Blair Abernathy(7)...........  --    --               --            --
   Steven F. Skolnik(7)............  --    --            10,000             *
   All directors and named execu-
    tive officers as a group (11
    persons).......................                     856,356           2.1%

                                                   Footnotes appear on next page

- --------
*  Less than one percent of class.
(1) Unless otherwise indicated, sole voting and investment power.
(2) Includes shares which may be purchased through stock options exercisable within 60 days of March 1, 1995 held by the following persons: Mr. Loeb, 25,000 shares; Mr. Mozilo, 55,000 shares; Mr. Kearns, 40,000 shares; Mr. Napolitano, 25,000 shares; Mr. Perry, 80,000 shares; all directors and executive officers as a group, 225,000.
(3) Includes 5,000 shares owned by Heidi Loeb, the wife of David Loeb.
(4) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Angelo Mozilo, as to which shares he disclaims any beneficial interest.
(5) Unaffiliated Director.
(6) Includes 9,425 shares owned by Marlys Gramley, the wife of Lyle Gramley.
(7) Not an executive officer of the Company as of December 31, 1994, but included herein because he is a "named executive officer" for purposes of the Securities and Exchange Commission's ("SEC") proxy solicitation rules.

  David S. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in July 1985. He is co-founder of Countrywide Credit and has been President and Chairman of Countrywide Credit since its formation in March 1969. Mr. Loeb also serves as Chief Executive Officer of the Manager, a wholly owned subsidiary of Countrywide Credit. In addition, Mr. Loeb serves as Chairman of Independent National Mortgage Corporation ("INMC"), an affiliate of the Company.

  Angelo R. Mozilo has been President of the Company since its formation and a Director since October 31, 1985. He has been Vice Chairman of the Board of Directors since 1993. He is co-founder of Countrywide Credit and has been Vice Chairman of the Board of Directors and Executive Vice President of Countrywide Credit since its formation in March 1969. Mr. Mozilo serves as Chairman of the Board of the Manager. Mr. Mozilo served as President of Countrywide Funding Corporation ("CFC"), a subsidiary of Countrywide Credit which is engaged in certain transactions with the Company, from 1978 until March 1995. Mr. Mozilo currently serves as Chairman and Chief Executive Officer of CFC. In addition, Mr. Mozilo serves as Vice Chairman of INMC.

  Lyle E. Gramley became a director of the Company in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and more recently as a consulting economist, and during that period he has also been self-employed as an economic consultant. He also serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management.

  Thomas J. Kearns has been a director of the Company since June 1990. He is President of Thomas J. Kearns Inc., a financial consulting firm, and has been in the securities business for 30 years. He spent approximately 16 years with Merrill Lynch Capital Markets as a First Vice President and he was a Managing Director of Commonwealth Associates from April 1994 to February 1995. Mr. Kearns serves on the Board of Directors of Jameson Inns, Inc., a hotel real estate investment trust, and Far West Realty Fund, Inc., an industrial real estate investment trust.

  Frederick J. Napolitano has been a director of the Company since its inception and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was also a Director of Home Mortgage Access Corporation and serves on the board and executive committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983, Federal National Mortgage Association Advisory Board from 1984 to 1985, was chairman of the Hampton Roads Chamber of Commerce in 1989, and is a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

  Two of the five directors listed above are also officers of the Company and three are Unaffiliated Directors. A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to elect a director.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

BOARD MEETINGS AND COMMITTEES

  During the fiscal year ended December 31, 1994, the Board of Directors held eight meetings, in person or by telephone. Each Board member attended 75% or more of the Board and applicable committee meetings held during the fiscal year ended December 31, 1994.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board. The Audit Committee held one meeting during the fiscal year ended December 31, 1994. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Compensation Committee of the Board of Directors administers the Company's Stock Option Plans as well as the Company's Deferred Compensation Plan and Loan Plans. The Compensation Committee held four meetings during the fiscal year ended December 31, 1994. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Board of Directors does not have a nominating committee.

                               EXECUTIVE OFFICERS

  The executive officers of the Company are:

             NAME              AGE            OFFICE              OFFICER SINCE
             ----              --- ----------------------------   -------------
 David S. Loeb...............   71 Chairman of the Board of           1985
                                    Directors and Chief
                                    Executive Officer
 Angelo R. Mozilo............   56 Vice Chairman of the Board         1985
                                    of Directors and President
 Michael W. Perry............   32 Executive Vice President and       1993
                                    Chief Operating Officer
 Richard H. Wohl.............   36 Senior Vice President,             1994
                                    Secretary and General
                                    Counsel
 Carmella L. Grahn...........   31 Senior Vice President and          1993
                                    Chief Accounting Officer
 Kellie A. Johnson...........   33 Senior Vice President/Sales        1994
                                    and Marketing

  David S. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in July 1985. He is co-founder of Countrywide Credit and has been Chairman and President of Countrywide Credit since its formation in March 1969. Mr. Loeb also serves as Chief Executive Officer of the Manager. In addition, Mr. Loeb serves as Chairman of INMC.

  Angelo R. Mozilo has been President of the Company since its formation and a Director since October 31, 1985. He has been Vice Chairman of the Board of Directors since 1993. He is co-founder of Countrywide Credit and has been Vice Chairman of the Board of Directors and Executive Vice President of Countrywide Credit since its formation in March 1969. Mr. Mozilo serves as Chairman of the Board of the Manager. Mr. Mozilo served as President of CFC from 1978 until March 1995 and currently serves as Chairman and Chief Executive Officer of CFC. In addition, Mr. Mozilo serves as Vice Chairman of INMC.

  Michael W. Perry is currently Executive Vice President and Chief Operating Officer of the Company, and President and Chief Executive Officer of INMC. Mr. Perry has been with the Company since January 1993 and has direct responsibility for the management of the Company and its subsidiaries. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank. He has 11 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

  Richard H. Wohl is currently Senior Vice President, General Counsel and Secretary for the Company and Executive Vice President, General Counsel and Secretary for each of the Company's subsidiaries. Prior to joining the Company in April 1994, Mr. Wohl was a senior associate at Morrison & Foerster in Los Angeles. In that capacity, he worked extensively in the institutional lending and corporate areas, and represented a number of major warehouse lenders and other financial institutions in the mortgage banking industry. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  Carmella L. Grahn is currently Senior Vice President, Chief Accounting Officer of the Company and Executive Vice President, Chief Accounting Officer of each of the Company's subsidiaries. Ms. Grahn is responsible for treasury, accounting, financial reporting, taxes, human resources and the implementation and evaluation of internal controls. Prior to joining the Company in October 1993, Ms. Grahn worked for Price Waterhouse as a certified public accountant and audit manager. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly held bank with assets of $150 million.

  Kellie A. Johnson is currently Senior Vice President of Sales and Marketing for the Company and Executive Vice President of Sales and Marketing for each of the Company's operating subsidiaries. The sales and marketing group is made up of 10 national account managers, 3 sales and marketing associates and 6 client service representatives responsible for marketing INMC and warehouse and construction lending products. Prior to joining the Company in March 1993, Ms. Johnson was Assistant Vice President and Builder Division Manager for Cypress Financial Corporation in northern California. Ms. Johnson also held various production positions at North American Mortgage Company. Ms. Johnson has over 11 years experience in the mortgage industry and is a licensed mortgage broker in the state of California.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

  Each director is paid an annual retainer of $27,500 plus $300 for each meeting attended in person and is reimbursed for related expenses. On June 1, 1994, each Unaffiliated Director and Messrs. Loeb and Mozilo, who are both officers of the Company, received a grant of stock options for 30,000 shares, each at an exercise price of $8.00 per share. These options will become exercisable one year after the grant date.

  Effective July 21, 1986, the Board of Directors adopted a deferred compensation plan allowing payment of directors' fees to be deferred until the following year. No directors' fees earned in the fiscal year ended December 31, 1994 were deferred until 1995.

GENERAL

  The Company has no salaried employees. Beginning in 1993, the Company agreed to reimburse the Manager for operating expenses, including personnel costs, incurred by the Manager in operating the Company's business. See "Related Party Transactions."

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                                                          ---------------------
                               ANNUAL COMPENSATION               AWARDS
                               -----------------------    ---------------------
NAME AND                                                  SECURITIES UNDERLYING
PRINCIPAL POSITION        YEAR SALARY($)     BONUS($)          OPTIONS(#)
- ------------------        ---- ----------    ---------    ---------------------
David S. Loeb............ 1994  $ 27,500(1)        --             30,000
 Chairman of the Board    1993  $ 27,500(1)        --             25,000
  and CEO                 1992  $ 27,500(1)        --             25,000

Michael W. Perry(2)...... 1994  $275,000      $400,000           120,000
 Executive Vice President 1993  $250,000      $200,000            20,000
  and Chief Operating
   Officer

Richard H. Wohl(2)(3).... 1994  $103,385      $ 87,500            10,000
 Senior Vice President,
  Secretary and General
   Counsel

Carmella L. Grahn(2)..... 1994  $ 96,667(4)   $ 64,000            10,000
 Senior Vice President
  and Chief Accounting
   Officer

Kellie A. Johnson(2)..... 1994  $ 92,647      $342,885(5)         10,000
 Senior Vice President,
  Sales and Marketing

S. Blair
 Abernathy(2)(6)(7)...... 1994  $117,205      $ 60,000            10,000
  Senior Vice President,
   Secondary Marketing

Steven F. Skolnik(2)(7).. 1994  $136,667      $ 54,167(8)            --
 Senior Vice President,
  National Account
   Manager, INMC

- --------
(1) Mr. Loeb is a director and officer of the Company. The amounts in this column represent fees paid for his services as a director of the Company.
(2) Messrs. Perry, Wohl, Abernathy and Skolnik, and Ms. Grahn and Ms. Johnson are officers of the Company and/or INMC, but employees of the Company's Manager who pays their compensation. The Company reimburses the Manager for its operating expenses, including the salaries and bonuses paid to these individuals. See "Related Party Transactions."

(3) Employed by the Company beginning in April 1994, so the annual compensation listed does not reflect total annual salary.

(4) Does not include $1,000 earned under the employee referral program.

(5) Includes bonus and sales commission and $51,743 of compensation deferred until January 1995.

                                             Footnotes appear on next page

(6) Employed by the Company beginning in February 1994, so the annual compensation listed does not reflect total annual salary.

(7) Not an executive officer of the Company as of December 31, 1994, but included herein because he is a "named executive officer" for purposes of the SEC's proxy solicitation rules.

(8) Includes bonus and sales commission paid during 1994, but does not include a portion of his bonus which was not determined as of March 31, 1995.

STOCK OPTION PLANS

  General. Pursuant to the Company's 1985 Stock Option Plan (the "1985 Plan") and 1994 Stock Incentive Plan (the "1994 Plan") (the 1985 Plan and the 1994 Plan are collectively referred to herein as the "Stock Option Plans"), stock options may be granted to directors and officers of the Company, among others.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1994

                                                      INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------
                             NUMBER OF        % OF TOTAL
                             SECURITIES     OPTIONS GRANTED   EXERCISE
                         UNDERLYING OPTIONS  TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME               GRANTED(#)     IN FISCAL YEAR  ($/SHARE)(8)    DATE    PRESENT VALUE(9)
          ----           ------------------ --------------- ------------ ---------- ----------------
David S. Loeb...........       30,000(1)           9%          $8.0000      6/1/99      $42,450
Michael W. Perry........       20,000(2)           6%         $10.7500     2/24/99      $35,540
                               40,000(3)          12%          $7.3125     7/11/99      $52,880
                               40,000(4)          12%          $7.3125     7/11/99      $52,880
                               20,000(5)           6%          $7.3125     7/11/99      $26,440
Richard H. Wohl.........       10,000(6)           3%          $7.5000     5/17/99      $13,210
Carmella L. Grahn.......       10,000(7)           3%          $8.5625    12/12/99      $16,180
Kellie A. Johnson.......       10,000(7)           3%          $8.5625    12/12/99      $16,180
S. Blair Abernathy......       10,000(6)           3%          $7.5000     5/17/99      $13,210
Steven F. Skolnik.......          --              --               --          --           --

- --------
(1) Options were granted on June 1, 1994 and become exercisable on the first anniversary of the grant date, except in the event of a "Change of Control" as defined in the 1985 Plan. Upon a Change in Control, all options become immediately exercisable. As a director, Mr. Loeb may only exercise his options during periods beginning on the third business day following the date of release by the Company of quarterly or annual summary statements of earnings and ending on the eighteenth business day following such release.
(2) Option was granted on February 24, 1994 and became exercisable on the first anniversary of the grant date.
(3) Option was granted on July 11, 1994 and became exercisable on December 31, 1994.
(4) Option was granted on July 11, 1994 and becomes exercisable the later of December 31, 1995 or following two consecutive quarters in which the Company earns in excess of $.25 per share in each such quarter.
(5) Option was granted on July 11, 1994 and becomes exercisable the later of December 31, 1996 or following two consecutive quarters in which the Company earns in excess of $.30 per share in each such quarter.
(6) Options were granted on May 17, 1994 and become exercisable on the first anniversary of the grant date.

                                                  Footnotes appear on next page

(7) Options were granted on December 12, 1994 and become exercisable on the first anniversary of the grant date.
(8) The exercise price is the market value (defined as the average of the high and low stock prices on the New York Stock Exchange) on the date of grant.
(9) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of .35%, risk-free rate of return (approximately equal to the five year Treasury rate at the grant date) of 5.65%-7.83%, dividend yield of 9% and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                       AND FISCAL YEAR END OPTION VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END(#)          AT FY-END($)
                         SHARES ACQUIRED ON  VALUE   ------------------------- -------------------------
    NAME                    EXERCISE(#)     REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    ----                 ------------------ -------- ----------- ------------- ----------- -------------
David S. Loeb...........            0       $     0    25,000       30,000      $ 57,813      $15,000
Michael W. Perry........            0       $     0    80,000       60,000      $101,250      $71,250
Richard H. Wohl.........            0       $     0         0       10,000      $      0      $10,000
Carmella L. Grahn.......            0       $     0         0       10,000      $      0      $     0
Kellie A. Johnson.......            0       $     0         0       10,000      $      0      $     0
S. Blair Abernathy......            0       $     0         0       10,000      $      0      $10,000
Steven F. Skolnik.......       10,000       $33,750         0            0      $      0      $     0

  Loan Plan. The Board of Directors has adopted a Loan Plan (the "Loan Plan") under which loans may be made to officers and directors of the Company in connection with the exercise of stock options granted under the 1985 Plan. Under the Loan Plan, the principal of any loan may not exceed the purchase price required to be paid to the Company upon the exercise of one or more options, less $.01 per share purchased upon such exercise, and any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years, at an interest rate which is set by the Compensation Committee and is, at the option of the borrower, either fixed for the term of the loan or adjustable annually by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Internal Revenue Code of 1986, as amended (the "Code"). The loans under the Loan Plan are recourse loans and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly, with any dividends paid on the pledged stock being applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the term of the loan.

  The following table sets forth information relating to loans made by the Company to certain executive officers and directors of the Company under the Loan Plan in connection with the exercise of stock options under the 1985 Plan.

                                         BALANCE AT   HIGHEST BALANCE INTEREST
        NAME               TYPE OF DEBT MARCH 1, 1995   DURING 1994     RATE
        ----               ------------ ------------- --------------- --------
David S. Loeb.............    Note 1      $ 73,787       $ 87,407       7.70%*
                              Note 2       199,710        232,593       6.08%*
                              Note 3       325,522        371,937       4.17%*
Angelo R. Mozilo..........    Note 1      $      0       $ 68,904       7.70%*
                              Note 2       241,321        265,176       5.51%**
                              Note 3       122,056        120,806       6.19%**
Lyle E. Gramley...........    Note 1      $213,357       $219,113       6.87%*
Thomas J. Kearns..........    Note 1      $ 37,942       $ 45,108       4.17%*
                              Note 2       107,758        120,857       4.17%*
                              Note 3        96,829        100,200       6.66%*
Frederick J. Napolitano...    Note 1      $129,356       $134,136       6.20%*
                              Note 2       187,547        225,434       7.70%*
                              Note 3       299,906        325,551       6.08%*

- --------
 * Fixed rate note.
** Adjustable rate note. Rate will be adjusted each subsequent year after the origination date according to the Applicable Federal Rate in effect at that time.

  The Board of Directors has adopted a loan plan relating to the 1994 Plan which is substantially similar to the Loan Plan. However, since no options have been exercised under the 1994 Plan, no loans have been extended under the related loan plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Gramley, Kearns and Napolitano, who are Unaffiliated Directors of the Company. The Company does not directly pay any employee or officer compensation; such compensation is paid by the Manager and ultimately charged to the Company pursuant to the expense reimbursement provisions of the management agreement. See "Related Party Transactions." The Manager's determinations with respect to monetary compensation are made on the basis of its policies and procedures. Pursuant to a policy adopted by the Board of Directors, the Compensation Committee reviews and approves such compensation paid by the Manager to the Company's executive officers on an annual basis. In reviewing the Manager's determinations, the Compensation Committee considers the following criteria: the degree to which the executive officers have been able to successfully implement the Company's new operating plan, the Company's earnings per share during the year and the corresponding level of dividends paid to stockholders, the Company's general performance relative to the performance of its peers during the year, the Company's growth during the year as evidenced by the increased market share and profitability of its principal businesses, and general product development.

  In addition, the Compensation Committee determines the stock options which may be awarded to officers of the Company. Stock options are awarded to the Unaffiliated Directors of the Company pursuant to a formula which operates automatically. During 1994, Messrs. Loeb and Mozilo, who are both officers of the Company, received options for 30,000 shares, the same amount each of the Unaffiliated Directors received.

  The options granted to Messrs. Perry, Wohl and Abernathy and Ms. Grahn and Ms. Johnson during 1994 were intended to provide incentives related to earnings per share and the corresponding level of dividends paid to stockholders, and achievement of the Company's goals in implementing the Company's new operating plan.

                                       The Compensation Committee

                                       Lyle E. Gramley
                                       Thomas J. Kearns
                                       Frederick J. Napolitano

  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS AMONG CWM MORTGAGE HOLDINGS,
               INC., NYSE MARKET INDEX AND PEER GROUP INDEX(/1/)


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                      AMONG CWM MORTGAGE HOLDINGS, INC.,
                   NYSE MARKET INDEX AND PEER GROUP INDEX(1)

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CWM MORTGAGE     PEER           NYSE
(Fiscal Year Covered)        HOLDINGS, INC.   GROUP INDEX    MARKET INDEX
- -------------------          --------------   -----------    ------------
Measurement Pt-  1989        $100             $100           $100
FYE   1990                   $141.65          $ 82.95        $ 95.92
FYE   1991                   $219.42          $112.95        $124.12
FYE   1992                   $213.39          $122.08        $129.96
FYE   1993                   $424.68          $142.68        $147.56
FYE   1994                   $395.78          $143.88        $144.69

                     ASSUMES $100 INVESTED ON JAN. 1, 1990
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1994

(1) Peer group is Media General Financial Services industry group of real estate investment trusts, which includes the Company.

                             SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1994. Based solely on its review of the copies of the reports prepared or received by it, the Company believes that all such filing requirements were satisfied, except that Messrs. Loeb and Kearns and Ms. Grahn each filed one late report covering the grant of stock options under the 1985 Plan as a result of an error by the Company.

                           RELATED PARTY TRANSACTIONS

  The Company has entered into the transactions described below with the Manager, INMC and CFC. The following directors and executive officers of the Company hold the following positions with the Manager, INMC or CFC, as the case may be. David S. Loeb, who is an executive officer and director of the Company, is also an executive officer and director of the Manager and Countrywide Credit, and a director of CFC and INMC. Angelo R. Mozilo, who is an executive officer and director of the Company, is also an executive officer and director of CFC and Countrywide Credit, and a director of the Manager and INMC. Michael
W. Perry and Richard H. Wohl, who are executive officers of the Company, are also executive officers and directors of the Manager and INMC, and Mr. Perry is also an executive officer and director of the Company's subsidiaries. Carmella
L. Grahn and Kellie A. Johnson, executive officers of the Company, are also executive officers of the Manager and INMC, and Mr. Wohl, Ms. Grahn and Ms. Johnson are also executive officers of certain of the Company's subsidiaries.

GENERAL

  Under its new operating plan commenced in 1993, the Company conducts mortgage conduit activities through INMC. As part of its new operating plan, the Company also conducts warehouse lending and construction lending operations. Historically, the Company has been a long-term investor in single-family, first-lien, residential mortgage loans and in mortgage securities representing interests in such loans.

MANAGEMENT AGREEMENT

  Since its inception, the Company has each year entered into a management agreement with the Manager pursuant to which the Manager advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. The Manager conducts the day-to-day mortgage conduit, warehouse lending and construction lending operations. The management agreement may be terminated by the Company under certain circumstances upon 30 days' prior notice and by either party upon 60 days' prior notice. CFC has guaranteed the performance of the duties and obligations of the Manager under the management agreement. The Manager has subcontracted with CFC to provide certain management services to the Company. Such subcontract may be terminated by either party upon 60 days' prior notice.

  Under the terms of the management agreement with the Company, the Manager is entitled to receive a base management fee of 1/8 of 1% per annum of the average invested assets of the Company's mortgage conduit (which, for purposes of the management agreement, means the average of the aggregate book value of the assets of the mortgage conduit invested in loans secured by real estate, but excluding any mortgage loans or agency securities securitized through the issuance of mortgage-backed securities in the form of real estate mortgage investment conduits or collateralized mortgage obligations or pledged to secure other mortgage collateralized debt). In addition, the Manager is entitled to receive a warehouse lending management fee equal to 1/5 of 1% of the average daily balance of the outstanding amounts under the

Company's warehouse lending facilities. Incentive compensation will also be paid to the Manager if the Company's "annualized return on equity" during any fiscal quarter is in excess of the then current Ten Year U.S. Treasury Rate plus 2%. In such event, the Manager will receive 25% of such excess amount. As used in calculating the Manager's incentive compensation, the term "annualized return on equity" means the annualized return on stockholders' equity during a quarter, calculated by dividing the Company's annualized "net income" for the quarter by its "average net worth" for the quarter, in each case determined in accordance with generally accepted accounting principles. For such calculations, the "net income" of the Company means total revenues less expenses and "average net worth" is defined as the arithmetic average of the sum (as of the beginning of each quarter and at the end of each calendar month in the quarter) of the gross proceeds from any offering of equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus or minus any retained earnings or losses of the Company. The Manager waived 25% of its incentive compensation for 1994. In addition, all operating expenses incurred by the Company or the Manager on behalf of the Company in 1994 were paid by the Company. During 1994, management fees incurred by the Company under the management agreement totalled $1.5 million, which includes amounts allocated to INMC. The Company also incurred $8.8 million for reimbursement of the Manager's expenses during 1994. The Company does not expect the Manager to waive any part of its management fees in future years.

TRANSACTIONS WITH INMC

  The Company's mortgage conduit operations are primarily conducted through INMC, a taxable corporation which is not consolidated with the Company for tax or financial reporting purposes. The Company owns all of INMC's outstanding non-voting preferred stock and 99% of the economic interest of INMC, and CFC owns all of INMC's outstanding voting common stock and 1% of the economic interest of INMC (collectively, the "INMC Ownership Percentages"). INMC's operations and technology are dependent upon and closely integrated with the Company, and the Company is the sole supplier of INMC's mortgage loans. Accordingly, the Company has the ability to exercise significant influence over the financial and operating policies of INMC through its ownership of the preferred stock of INMC and other contracts.

TRANSACTIONS WITH CFC

  CFC has extended to the Company a one-year line of credit which currently expires in September 1995, subject to extension by CFC and the Company. The Board of Directors, including a majority of the Unaffiliated Directors, has authorized the Company to borrow up to $10 million under this line of credit at an interest rate equal to the prime rate established by Bank of America, N.T. & S.A. During 1994, no borrowings were made under this line of credit.

  As indicated above, CFC owns all of INMC's voting common stock and 1% of the economic interest of INMC. The Company and CFC have entered into a Contribution and Mortgage Loan Acquisition Agreement which provides that loans which are jointly acquired by the two companies to be sold in the form of mortgage-backed securities by INMC will be acquired in the same proportion as the INMC Ownership Percentages.

  The Company's mortgage loan conduit operations conducted through the Company and INMC consist of the purchase of residential mortgage loans by the Company from originators and the sale of such mortgage loans to INMC, securitization of the mortgage loans and the sale of the resulting securities to investors. The sellers of the mortgage loans generally retain the rights to service the mortgage loans purchased by the Company and INMC. INMC will on occasion acquire the servicing rights to mortgage loans it has purchased and has an arrangement with CFC to sub-service these loans for INMC for a fee. CFC earned sub-servicing fees of approximately $94,000 during 1994 under this arrangement. Additionally, INMC sold approximately $3 billion of purchased servicing rights to CFC in two separate transactions during 1994. Total proceeds from these sales amounted to approximately $38.2 million, of which $4.2 million is still outstanding.

  During 1994, the Company purchased mortgage loans with principal balances aggregating approximately $25.7 million from CFC. In addition, CFC was servicing the mortgage loans securing five series of CMOs issued by a subsidiary of the Company or trusts established by a subsidiary pursuant to servicing agreements entered into in 1987 and 1993. The agreements provide for servicing fees up to .32% of the aggregate unpaid principal balance of the mortgage loans being serviced. CFC received servicing fees of approximately $282,000 under these agreements in 1994.

                                  PROPOSAL TWO

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                 INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 100,000,000 shares.

  If the proposed amendment is approved by the stockholders, article one of the Company's Certificate of Incorporation will be amended to read in full as follows.

                                  "ARTICLE IV

                                 CAPITAL STOCK

  Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock having a par value of $0.01 per share."


  The Company's presently authorized capital stock consists of 60,000,000 shares of Common Stock. At March 1, 1995, 40,393,656 shares of the Common Stock were outstanding and an aggregate of 1,878,375 shares were reserved for issuance upon exercise of options granted or which may be granted under the Company's Stock Option Plans.

  The Board of Directors believes that it is prudent to have available additional shares of Common Stock for such corporate purposes as the Board of Directors, from time to time, may deem necessary and advisable, including but not limited to raising capital, acquisitions and possible stock splits or stock dividends.

  If the proposed amendment is approved, the additional shares may be issued for proper purposes under terms and conditions approved by the Board of Directors without further action by the stockholders, except with such stockholder approval as may be required by the rules and policies of the stock exchanges on which the Common Stock is then listed.

  Neither the shares currently authorized nor the additional shares proposed to be authorized will carry preemptive rights when issued.

  Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the shares of stock of the Company entitled to vote at the Annual Meeting is required to adopt the proposed amendment to the Certificate of Incorporation. If the required vote is obtained, the Company intends to file a Certificate of Amendment with the Secretary of State of the State of Delaware to effect the amendment immediately following the Annual Meeting. In accordance with Delaware Law and notwithstanding approval of the amendment by the stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors of the Company may, in its discretion, abandon the proposed amendment without further action by the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED INCREASE IN THE AUTHORIZED SHARES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 PROPOSAL THREE

               APPROVING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected the accounting firm of Grant Thornton to audit the Company's financial statements for the year ending December 31, 1995. Grant Thornton has acted as the independent accounting firm for the Company since 1985. In accordance with a resolution of the Board of Directors, this selection is being presented to stockholders for ratification at this meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for ratification. A representative of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON AS THE INDEPENDENT ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

                          ANNUAL REPORT AND FORM 10-K

  The 1994 Annual Report to Stockholders containing the consolidated financial statements of the Company for the year ended December 31, 1994 accompanies this proxy statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, CWM MORTGAGE HOLDINGS, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1996 annual meeting must be received by the Company no later than December 4, 1995, in order to be included in the proxy statement and form of proxy for that annual meeting. Proposals should be directed to the Secretary of the Company.

                                          By Order of the Board of Directors

                                          /s/ RICHARD H. WOHL
                                          ----------------------------------
                                          Richard H. Wohl
                                          Secretary

Dated: April 3, 1995

================================================================================

PROXY                     CWM MORTGAGE HOLDINGS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 1995

  The undersigned, hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of CWM Mortgage Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 17, 1995 at 10:00 A.M. and any adjournment thereof.

(1) ELECTION OF DIRECTORS
                      [_] FOR all nominees       [_] WITHHOLD AUTHORITY
                          listed below (except       to vote for all
                          as marked to the           nominees listed below
                          contrary below)

       David S. Loeb, Angelo R. Mozilo, Lyle E. Gramley, Thomas J. Kearns,
                             Frederick J. Napolitano

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
  -----------------------------------------------------------------------------

(2) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $.01 per share, from 60 million to 100 million shares.
                         [_] FOR[_] AGAINST[_] ABSTAIN

(3) To approve the selection of Grant Thornton as the Independent Accountants to audit the Company's financial statements for the year ending December 31, 1995.
                         [_] FOR[_] AGAINST[_] ABSTAIN

                  (Continued and to be signed on reverse side)
================================================================================

================================================================================

  UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS UNLESS SPECIFIED TO THE CONTRARY.

  Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 3, 1995 is hereby acknowledged.

                                              ---------------------------------
                                              Date
                                              ---------------------------------
                                              Signature
                                              ---------------------------------
                                              Signature

                                              Please date and sign exactly as
                                              name appears on this proxy.
                                              Joint owners should each sign.
                                              If the signer is a corporation,
                                              please sign full corporate name
                                              by duly authorized officer. Ex-
                                              ecutors, trustees, etc. should
                                              give full title as such.

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

================================================================================

                          CWM MORTGAGE HOLDINGS, INC.

PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 1995

  The undersigned, hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of CWM Mortgage Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 17, 1995 at 10:00 A.M. and any adjournment thereof.

                  (Continued and to be signed on reverse side)

                                                                        [X]
                                                                    Please mark
                                                                     your votes
                                                                     as in this
                                                                       example.
- --------  -----
 Common   D.R.S

   UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS
                       unless specified to the contrary.

1) To elect the Board of Directors                                   WITHHOLD
   for the coming year: David S. Loeb,                     VOTE        VOTE
   Angelo R. Mozilo, Lyle E. Gramley,                       [_]         [_]
   Thomas J. Kearns, Frederick J. Napolitano

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- -----------------------------------------------

2) To approve an amendment to the Company's            FOR    AGAINST   ABSTAIN
   Certificate of Incorporation to increase the        [_]      [_]       [_]
   authorized number of shares of Common Stock, par value $.01 per share, from 60 million to 100 million shares.

3) To approve the selection of Grant Thornton          [_]      [_]       [_]
   as the Independent Accountants to audit the Company's financial statements for the year ending December 31, 1995.

                                                I PLAN TO ATTEND MEETING  [_]

                                      Receipt of copies of the Annual Report
                                      to Shareholders, the Notice of the
                                      Annual Meeting of Stockholders and the
                                      Proxy Statement dated April 3, 1995 is
                                      hereby acknowledged.

Signature(s) ___________________________   Date _______________________________

Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, trustees, etc. should give full title as such. PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.